Exhibit 99.1

International Headquarters 5221 North O’Connor Blvd. Suite 500 Irving, Texas 75039 Phone: 972.869.3400 Fax: 972.443.1701	News Release

FOR IMMEDIATE RELEASE

Contact :	Jim Taylor, President, Chief Executive Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Announces Fourth Quarter and Year 2004 Results

Irving, Texas, February 23, 2005 Thomas Group, Inc. (TGIS.OB) today announced net income of $0.7 million, or $0.06 per diluted share, for the fourth quarter of 2004 on revenues of $7.9 million.

For the year ended December 31, 2004, the Company reported net income of $1.5 million, or $0.14 per diluted share, on revenues of $30.0 million. This compares favorably to the year ended December 31, 2003 net income of $0.7 million, or $0.07 per diluted share, on revenues of $30.4 million.

“Thomas Group is stronger as a result of 2004”, said Jim Taylor, CEO.  “To increase shareholder value, the first step was to maintain profitability and liquidity. Nine consecutive quarters of operating profitability and an 80% reduction of debt during that same period has accomplished this task. The next step to increase shareholder value is revenue growth. During 2004, we invested in our sales force, significantly increasing the number of salespeople and increasing the amount of sales training they receive. Our sales force is now largely composed of professionals with industry expertise and previous experience selling intangibles. We believe we will be more effective in reaching clients in 2005 due to this increased emphasis on selling.”

“While revenue is certainly an important indicator of our value, I believe the intrinsic value of Thomas Group lies in the people who deliver results to our clients. The consulting industry offers many tools and methodologies that often seem equivalent to one another. True differentiation lies in implementation and results. Our Resultants don’t write reports……..they deliver results. We believe that is what makes our company different, and what will enable us to increase revenue and shareholder value in the near future.”

Fourth Quarter and Year 2004 Financial Performance:

Gross Margins: Gross profit margins increased to 54% from 51% when comparing the fourth quarter of 2004 with 2003. The higher margins are attributable to increased revenue from expansions of existing programs, resulting in higher utilization of Resultants. For the year 2004, gross profit margins increased to 50%, compared to 49% in 2003, primarily as a result of the fourth quarter 2004 increase.

SG&A:  Selling, general and administrative costs for the fourth quarter of 2004 increased $0.1 million to $3.5 million from $3.4 million in the fourth quarter of 2003. This increase is the result of the Company’s investment in selling costs and an increase in incentives earned based on 2004 revenue and profits. Selling, general and administrative costs decreased $0.4 million to $13.2 million, from $13.6 million in 2003, as follows:

a)              $0.9 million reduction in fixed costs such rents, telecom costs and depreciation

b)             $0.3 million reduction in travel costs

c)              $0.2 million reduction in outside legal and accounting costs

d)             $1.0 million increase in selling costs, primarily compensation

Liquidity, Credit Facility and Debt Reduction: The Company reduced bank debt $2.4 million during 2004. At December 31, 2004, the Company’s debt consisted of $1.4 million in subordinated debt to the Company’s Chairman of the Board, and $0.4 million outstanding on a $5.5 million revolving line of credit with Bank of America, the Company’s senior lender. The average daily debt balance in 2004 decreased $3.0 million to $1.7 million compared to $4.7 million in 2003. By the fourth quarter of 2004 the average daily debt balance had dropped to $0.4 million. These debt reductions resulted in a 55% decrease in interest expense year over year. The Company continues to use the line of credit as needed for operations.

Business Development:  The Company signed $14.4 million in new business during the fourth quarter bringing the 2004 total to $33.5 million. This includes $30.1 million of new and extended business with United States military contracts and $3.4 million of new and extended business with commercial clients primarily in Asia and the United States.

Backlog: As of December 31, 2004, the Company had backlog of $22.5 million, of which $18.1 million is contracted for 2005 and $4.4 million is contracted for 2006. Clients remain hesitant to sign long-term contracts and prefer to sign 6-month to 1-year contracts with options to extend.  Although backlog does not include these options to extend, a high percentage of the Company’s clients do, in fact, elect to extend at the end of the initial contract period.

***

Thomas Group, Inc. is an international, publicly traded business consulting firm (TGIS.OB).  Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability.  Known as The Results CompanySM, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise.  Thomas Group has offices in Dallas, Detroit, Zug, and Hong Kong.  For additional information on Thomas Group, Inc., please go to www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

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THOMAS GROUP, INC.

Selected Consolidated Financial Data (Unaudited)

(Amounts stated in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Consulting revenue before reimbursements	$7,872	$7,188	$29,935	$29,851
Reimbursements	4	116	95	556
Total revenue	7,876	7,304	30,030	30,407
Cost of sales before reimbursable expenses	3,608	3,459	14,938	15,064
Reimbursable expenses	4	116	95	556
Total cost of sales	3,612	3,575	15,033	15,620
Gross profit	4,264	3,729	14,997	14,787
Selling, general and administrative	3,546	3,361	13,199	13,582
Operating income	718	368	1,798	1,205
Other expense, net	(41)	(102)	(279)	(625)
Income before income taxes	677	266	1,519	580
Income taxes (benefit)	27	(168)	44	(132)
Net income	$650	$434	$1,475	$712

Earnings per share:
Basic	$.07	$.05	$.15	$.07
Diluted	$.06	$.04	$.14	$.07

Weighted average shares:
Basic	9,688	9,556	9,658	9,556
Diluted	10,521	10,329	10,549	10,170

THOMAS GROUP, INC.

Selected Consolidated Financial Data (Unaudited)

(Amounts stated in thousands)

Selected Segment Revenue Data

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003

North America	$7,842	$6,560	$28,930	$27,110
Europe	—	62	10	132
Asia/Pacific	34	682	1,090	3,165
Total Revenue	$7,876	$7,304	$30,030	$30,407

Selected Balance Sheet Data

	December 31, 2004	December 31, 2003
Cash	$143	$1,924
Trade Accounts Receivables	5,161	3,549
Total Current Assets	5,719	6,182
Total Assets	6,549	7,440
Total Current Liabilities	2,712	3,685
Total Liabilities	4,118	6,765
Total Stockholders’ Equity	2,431	675